Exhibit 99.35

DATE: 12 NOVEMBER 2025

CoNFIRMATION OF PREPAID FORWARDS

Between

ATLAS INVESTISSEMENT

AND

BNP PARIBAS

Date:	12 November 2025
To:	Atlas Investissement, société par actions simplifiée, having its registered office at 16, rue de la Ville L’Evêque, 75008 Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under the number 908 070 188, duly represented for the purposes hereof ("Party B")
From:	BNP PARIBAS, a société anonyme, having its registered office at 16 boulevard des Italiens, 75009 Paris, registered with the Registre du Commerce et des Sociétés of Paris under the number 662 042 449 R.C.S. Paris ("Party A", together with "Party B", the "Parties")
Ref:	Prepaid Forwards

The purpose of this document is to confirm the terms and conditions applicable to all prepaid forwards entered into between us on the Transaction Date of the Transaction specified below (the "Prepaid Forwards", each a "Prepaid Forward(i)" (with "(i)" being the relevant number given to such Prepaid Forward in accordance with paragraph 2 below), and all Prepaid Forwards shall form one "Transaction") in accordance with the provisions hereof. This document constitutes the Confirmation of this Transaction (as amended from time to time between the Parties, the "Confirmation 1") referred to in the Master Agreement referred to below.

The Parties entered into an FBF Master Agreement relating to Transactions on Forward Financial Instruments (English version published in July 2014) on the date hereof (together with all annexes, schedules, as amended from time to time between the Parties and together with the Confirmations, the "Agreement"). This Confirmation 1 supplements, forms part of and is subject to the provisions of the Agreement which are deemed to be part of this Confirmation 1. All provisions contained in, or agreed to be part of, the Agreement shall govern this Confirmation 1 except as expressly provided below.

The definitions and provisions of the Technical Schedule referred to in Article 2.3 of the Agreement (the "FBF Technical Schedules"), as amended by this Confirmation 1, shall form part of the Agreement.

In the event of any inconsistency between the provisions of this Confirmation 1 and the Agreement or the FBF Technical Schedules as amended by this Confirmation 1, the provisions of this Confirmation 1 shall prevail.

This Transaction is subject to the terms and conditions specified below.

The Parties agree to negotiate in good faith the terms of any increase of the Number of Shares(1) and the Number of Shares(2) or of a new Prepaid Forward upon request by Party B.

1.	General terms applicable to the Transaction

Transaction Date of the Transaction:	12 November 2025.
Commencement Date of the Transaction:	14 November 2025.
Maturity Date of the Transaction:

The third anniversary of the Transaction Date of the Transaction (the "Initial Maturity Date"), subject to adjustment in accordance with the Business Day Convention, provided that subject to the written consent from Party A granted within fifteen (15) Business Days from the Extension Request (as defined below), the Maturity Date may be extended to the fourth anniversary of the Transaction Date of the Transaction (the "Extended Maturity Date") and, as the case may be, the fifth (5th) anniversary of the Transaction Date of the Transaction (the "Second Extended Maturity Date").

On a given date, the Maturity Date of the Transaction shall be the Initial Maturity Date, the Extended Maturity Date or the Second Extended Maturity Date, as the case may be, pursuant to the provisions herein.

It is specified that if Party B wishes to extend the Maturity Date of the Transaction as contemplated above, it may do so only by notifying Party A and the Other Banks thereof from (and including) the second anniversary of the Transaction Date of the Transaction to (and including), unless otherwise agreed by Party A, the date falling three (3) months before the Initial Maturity Date, and, as the case may be, from and (including) the third (3rd) anniversary of the Transaction Date of the Transaction to (and including) the date falling three (3) months before the Extended Maturity Date (each, an "Extension Request").

Buyer:	Party A.
Seller:	Party B.
Agent:

Party A.

The Agent shall not be held liable by Party B for any determinations or calculations made by it or adjustments proposed or made by it in connection with the Transaction and this Confirmation 1, which are based on publications made by a third party firm or market participant or any other publishing organization, if such determinations, calculations or adjustments were made by the Agent in good faith and with all due care.

Article 8 of the Technical Schedule "Equity Option and Basket Option (2008 version)" is amended as follows

-         any reference to the Option shall be read as a reference to the Transaction;

-         the following paragraph is added after the second paragraph:

"In the event that the Parties are unable to agree on the appointment of a common agent within one (1) Business Day following the dispute of a determination, calculation or adjustment, the Parties shall each appoint a leading market participant in the Transaction which shall not be an Affiliate of Party A or Party B, neither an Other Bank or an Affiliate of an Other Bank. The two participants so designated by the Parties shall in turn designate a third party as their common agent to carry out the disputed determination, calculation or adjustment. Party A and Party B shall pay equally any costs of any common agent(s);"

-          such dispute shall not suspend any payment obligations under the Transaction pursuant to the determination, calculation or adjustment provided that the relevant Party shall pay, or return, to the other Party the payment differential (if any) within two (2) Business Days following the notice of the final determination, calculation or adjustment made by the common Agent; and

-          the Parties acknowledge that the common agent so appointed shall be, as the case may be, the agent under the Equity Swaps and that any determination, calculation or adjustment made by the common agent under this Transaction shall be consistent with the determination, calculation or determination made under the Equity Swap.

Shares:	Means the common shares (ISIN: LU0038705702 / Ticker Bloomberg: TIGO US / CUSIP: L6388F110) issued by the Issuer or any other shares that may be substituted in accordance with paragraph 6 hereof.
Issuer:	Means Millicom International Cellular S.A., a Luxembourg "société anonyme", whose registered address is at L-2330 Luxembourg, 148-150, boulevard de la Pétrusse, Luxembourg, with company registration number B 40630.
Currency 1:	USD
Currency 2:	EUR

Early Unwind Date(i):	As defined in paragraph 4.
Early Unwind Events(i):	As defined in paragraph 4.
Early Unwind Request Date:	As defined in paragraph 4.
Equity Swap(s):

Means each of the equity swaps entered into by the Parties simultaneously with the entry into of the corresponding Prepaid Forward(i), governed by the Agreement and by the Confirmation 2 (as defined in the Agreement).

Exchange:	Means Nasdaq Global Select Market or its successor subject to the terms of paragraph 6.
Exchange Business Day:	Any date on which the Exchange is open for trading during its regular trading sessions, notwithstanding the Exchange closing prior to its scheduled closing time.
Final Price(i)	As defined in paragraph 3.
Initial Amount(i)	Means, as applicable, the Initial Amount(1) (as defined in paragraph 2.1.1) or the Initial Amount(2) (as defined in paragraph 2.2.1).
Number of Shares:	Means on any day, a number of Shares equal to the sum of all the outstanding Number of Shares(i).

For the avoidance of doubt, (a) the Number of Shares under this Transaction shall at all times be lower than, or equal to, the number of Pledged Shares and (b) the Number of Shares under this Transaction shall at all times be equal to the Number of Shares (as defined in the Confirmation 2) under the Confirmation 2.
Number of Shares(i):	In respect of the Prepaid Forward(1), the Number of Shares(1) as defined in paragraph 2.1.1 and in respect of the Prepaid Forward(2), the Number of Shares(2) as defined in paragraph 2.2.1.
Number of Unwound Shares(i):	As defined in paragraph 4.
Prepaid Forward(i):	As defined in the Preamble.
Reference Price(i):	Means, as applicable, the Reference Price(1) (as defined in paragraph 2.1.1) or the Reference Price(2) (as defined in paragraph 2.2.1).
Settlement Currency(i):	With respect to a Prepaid Forward(i), as specified in paragraph 2.1.1 or 2.2.1, as the case may be.
Link with the Transaction under the Confirmation 2:	This Transaction is linked to the Transaction (as defined in the Confirmation 2) under the Confirmation 2. Consequently, any termination or unwind, in whole or in part, of the Transaction under the Confirmation 2 shall automatically result in the termination or unwind, to the same extent, of this Transaction and consequently the related provisions in this Confirmation 1 shall apply and the determination of any amount (including but not limited to any Initial Amount(i), any Reference Price(i), any Number of Shares(i), any Number of Unwound Shares(i), the Final Price(i)) or date made by the Agent under this Transaction shall be the same as the corresponding determinations made by such Agent in connection with the Transaction (as defined in the Confirmation 2) pursuant to the Confirmation 2.
Rounding:	Unless expressly provided otherwise, the outcome of all the calculations under this Transaction shall be rounded to the fourth decimal. If the fifth decimal place is greater than or equal to five, the fourth decimal place shall be rounded up, otherwise the fourth decimal place shall remain unchanged.

2.	TERMS OF EACH PREPAID FORWARD(i)

2.1	Terms of the Prepaid Forward(1)

The provisions of this paragraph 2.1 shall only apply to the Prepaid Forward(1).

2.1.1	General terms applicable to the Prepaid Forward(1)

Transaction Date(1):	The Transaction Date of the Transaction.
Commencement Date(1):	The Commencement Date of the Transaction.
Maturity Date:	The Maturity Date of the Transaction.
Number of Shares(1):

Means:

(i)      on the Commencement Date(1), 2,090,301, and

(ii)     on any other day, as adjusted in accordance with the provisions of paragraph 6 below or as reduced by the relevant Number of Unwound Shares(1) in the event of an Early Unwind Event(i) in accordance with paragraph 4 below.

For the avoidance of doubt, the Number of Shares(1) shall at all times be equal to the Number of Shares(1) (as defined in the Confirmation 2) under the Confirmation 2.
Reference Price(1):	USD 47.84 (i.e. the open price of the Share on the Exchange as of 10 November 2025), subject to the adjustment in accordance with paragraph 6 hereof.
Settlement Currency(1):	USD

2.1.2	Payment of the Initial Amount(1)

Payment of the Initial Amount(1):	On the Commencement Date(1), Party A shall pay to Party B an amount equal to the Initial Amount(1).

Initial Amount(1):	An amount in USD equal to the product of the Reference Price(1) and the Number of Shares(1) on the Commencement Date(1).

2.2	Terms of the Prepaid Forward(2)

The provisions of this paragraph 2.2 shall only apply to the Prepaid Forward(2).

2.2.1	General terms applicable to the Prepaid Forward(2)

Transaction Date(2):	The Transaction Date(1).
Commencement Date(2):	The Commencement Date(1).
Maturity Date:	The Maturity Date of the Transaction.
Number of Shares(2):

Means:

(i)      on the Commencement Date(2), 2,090,301 and

(ii)     on any other day, as adjusted in accordance with the provisions of paragraph 6 below or as reduced by the relevant Number of Unwound Shares(2) in the event of an Early Unwind Event(i) in accordance with paragraph 4 below.

For the avoidance of doubt, the Number of Shares(2) shall at all times be equal to the Number of Shares(2) (as defined in the Confirmation 2) under the Confirmation 2.

Reference Price(2):	The amount in EUR being the Reference Price(1) multiplied by the Initial Spot FX Rate.
Initial Spot FX Rate:	Means the spot rate of exchange from USD to EUR published by Bloomberg on page BFIX at 2:00 p.m. Paris time mid point on the Transaction Date of the Transaction.
Settlement Currency(2):	EUR

2.2.2	Payment of the Initial Amount(2)

Payment of the Initial Amount(2):	The Parties agree that Party A shall perform its payment obligation as regards the Initial Amount(2) by paying an amount equal to USD 99,999,999.84 on the Commencement Date(2) in accordance with the agreed form funds flow delivered on the Signing Date in accordance with the terms of the Agreement.

Initial Amount(2):	An amount in EUR equal to (a) the Number of Shares(2) on the Commencement Date(2) multiplied by (b) the Reference Price(2).

3.	SETTLEMENT OF EACH PREPAID FORWARD(i)

Settlement Method:	Each Prepaid Forward(i) shall be settled by Cash Settlement in accordance with the provisions of this paragraph 3.
Cash Settlement:	With respect to any Prepaid Forward(i), on the Cash Settlement Date(i), Party B shall pay to Party A the Cash Settlement Amount(i) .
Cash Settlement Date(i):	Means, for any Prepaid Forward(i) the Maturity Date, it being understood that in the event of the occurrence of an Early Unwind Event(i), the Cash Settlement Date for the relevant Number of Unwound Shares(i) shall be the relevant Early Unwind Date(i).
Cash Settlement Amount(i):

Means, for each Cash Settlement Date(i) and each related Prepaid Forward(i), an amount in the Settlement Currency(i) determined by the Agent on the Valuation Date(i) to which the Cash Settlement Date(i) relates, in accordance with the following formula (it being specified that in respect of the Prepaid Forward(2), the Cash Settlement Amount(2) will be its equivalent in the Settlement Currency(2) based on the Spot FX Rate as of the Valuation Date(i) as determined by the Agent):

Cash Settlement Amount(i) = Final Price(i) × Number of Shares(i)

where:

"Final Price(i)" means, for any Prepaid Forward(i), the open price of the Share on the Exchange as determined by the Agent on the relevant Valuation Date(i).

"Number of Shares(i)" means, for the calculation of the Cash Settlement Amount(i) of the related Prepaid Forward(i), the outstanding Number of Shares(i) on the relevant Valuation Date(i) or in the event of an Early Unwind Event(i), the applicable Number of Unwound Shares(i).

Valuation Date(i):	For each Prepaid Forward(i), the date falling on the Exchange Business Day preceding the Maturity Date of the Transaction, it being understood that in the event of an Early Unwind Event(i), the Valuation Date(i) relating to the applicable Number of Unwound Shares(i) shall be the date falling on the Exchange Business Day preceding the relevant Early Unwind Date(i).

4.	Early unwind OF EACH PREPAID FORWARD(i)

Early Unwind Events(i):	With respect to any Prepaid Forward(i), any of the following events: (i) any Optional Early Unwind by Party B; (ii) any of the Mandatory Early Unwind Events.
Optional Early Unwind by Party B:

At any time up to and including the fifth (5th) Business Day prior to the Maturity Date, Party B may, provided that on the relevant Early Unwind Request Date(i), Party B represents that Article 6.3.5 of the Agreement is complied with, unwind any Prepaid Forward(i), in whole or in part (if only in part, for an unwind amount higher than USD 5.000.000 in respect of the Prepaid Forward(1) or EUR 5.000.000 in respect of the Prepaid Forward(2), as the case may be) per request or, if less, for the outstanding Number of Shares(i).

To this end, Party B shall notify Party A and the Agent in writing no later than five (5) Business Days (the "Early Unwind Request Date") prior to the relevant Early Unwind Date(i). The delivery of such notice shall constitute an "Early Unwind Event(i)". Such notice is irrevocable.

The written request by Party B shall:

(A)      specify which Prepaid Forward(i) shall be unwound;

(B)       specify the number of Shares to be unwound (the "Number of Unwound Shares(i)") under the relevant Prepaid Forward(i), and

(C)       state the date that Party B proposes as the effective date of the relevant unwind (the "Early Unwind Date(i)"), provided that, unless otherwise agreed by the Parties, the relevant Early Unwind Date(i) shall occur no earlier than the fifth (5th) Business Day following the Early Unwind Request Date and no later than the Maturity Date.

Mandatory Early Unwind Events:

Each of the following relevant events referred to in (i) and (ii) below and the events referred to in paragraph 6 below constitutes a Mandatory Early Unwind Event. It is specified that if more than one Prepaid Forward(i) is outstanding on the date on which any Mandatory Early Unwind Event occurs, the Parties agree that the Number of Shares(2) shall first be unwound in accordance with the below provisions, and then the Number of Shares(1).

(i)         In the event of sale of Pledged Shares by Party B, it being specified (a) that a sale of Pledged Shares by Party B can only occur in the absence of Potential Event of Default, Event of Default, Potential Change of Circumstances, Change of Circumstances or Extraordinary Event at the time of such sale, (b) that shall remain pledged to the benefit of Party A on the Accounts, at all times, at least a number of Shares equal to the outstanding Number of Shares, (c) that the sale shall be settled through delivery versus payment within three (3) Exchange Business Days following the implementation of the "delivery vs payment" sale transaction and (d) that the proceeds of sale of such Pledged Shares shall be credited in full promptly to the Accounts, then a Mandatory Early Unwind Event(i) shall be deemed to have occurred, in respect of which the relevant Early Unwind Date(i) shall be the second (2nd) Exchange Business Day following the date of completion of the sale and the relevant Number of Unwound Shares(i) shall be determined by Party B such that the aggregate of Number of Unwound Shares(1) and Number of Unwound Shares(2), subject to the priority rule referred above, is equal to the product of (i) the quotient between the number of Pledged Shares subject to the sale and the number of all the Pledged Shares prior to such sale and (ii) the outstanding Number of Shares, as rounded down to the nearest whole number, provided that any sale which complies with the conditions set out above is authorised and Party A, promptly upon request of Party B, shall notify to the Custodian (as defined under the Pledge Agreement) that the relevant sale and transfer of the Pledged Shares is authorised and can be completed and shall give necessary instructions (including release instructions) for such purpose to the Custodian.

(ii)        In the event of a Special Cash Dividend paid by the Issuer, provided that the LTV Ratio on the applicable ex-date (based on the open price on the Exchange as of the ex-date and without taking into account, for the avoidance of doubt, the relevant Special Cash Dividend which will be credited to the Accounts) is higher than the LTV Restore Ratio, then a Mandatory Early Unwind Event(i) shall be deemed to have occurred in respect of which the relevant Early Unwind Date(i) shall be the second (2nd) Exchange Business Day following the payment date of the relevant Special Dividend and the relevant Number of Unwound Shares(i) shall be determined by Party B such that the aggregate of Number of Unwound Shares(1) and Number of Unwound Shares(2), subject to the priority rule referred above, is equal to the Unwound Amount (as defined in Exhibit 1 hereto) divided by the Reference Price(1) as rounded up to the nearest whole number.

For the avoidance of doubt, the Special Dividend in kind made by the Issuer is not covered by paragraph (ii) above unless it is sold or converted in cash with Party A's prior written consent, in which case paragraph (ii) above shall apply.

Party B undertakes to inform Party A of the occurrence of any event or circumstance constituting or likely to be constitutive of a Mandatory Early Unwind Event referred to in paragraph (ii) above.

Consequences of an Early Unwind:

In the event of the occurrence of an Early Unwind Event(i) of any Prepaid Forward(i) pursuant to the foregoing paragraphs, the provisions of paragraph 3 above shall apply and Party B shall make the payment as set out in paragraph 3, provided that for purposes of this paragraph:

(A)      any reference to the Maturity Date shall be read as a reference to the relevant Early Unwind Date(i), and

(B)       any reference to the Number of Shares(i) shall be read as a reference to the applicable Number of Unwound Shares(i).

The Number of Shares(i) shall be reduced by the applicable Number of Unwound Shares(i) on the Early Unwind Date(i) immediately following such payment.

Party A undertakes to provide Party B with a confirmation of the remaining Number of Shares in connection with the Transaction promptly after such payment.

5.	Market disruption

If a Market Disruption Event (Dérèglement du Marché) occurs or is continuing on an Exchange Business Day or the open price of the Shares is not available on an Exchange Business Day, in each case, on which the Final Price or, as the case may be, any Final Price(i), is to be determined in accordance with the provisions of this Confirmation 1 (the "Scheduled Valuation Date"), the first Exchange Business Day prior to such date on which there is no Market Disruption Event (Dérèglement du Marché) and the open price of the Shares is available shall be deemed to be the relevant Scheduled Valuation Date.

6.	Extraordinary Events

The Parties agree to apply Article 6 of the Technical Schedule "Equity Option and Basket Option (2008 version)" (the "Technical Schedule Equity") for the purposes of treatment of extraordinary events (the "Extraordinary Events", each an "Extraordinary Event").

In this respect, (i) any reference to the Option or the Equity Option in article 6 of the Technical Schedule Equity shall be read as a reference to the Transaction, (ii) any reference to the Exercise Date shall be read as a reference to the Maturity Date (or the Early Unwind Date(i)), (iii) any reference to the Number of Options shall be read as a reference to the Number of Shares, the Number of Shares(i) or the Number of Unwound Shares(i), (iv) the reference to the Exercise Price shall be read as a reference to the Reference Price(i), (v) the reference to the Parity shall be deleted and (vi) the reference to a termination in accordance with the terms described in Article 6.3 of the Technical Schedule Equity shall be read as a reference to a termination pursuant to Article 8 of the Agreement, provided that:

(a)	the Replacement Value of the Transaction shall be determined in accordance with the provisions of paragraph 7 below;

(b)	upon the announcement of an Extraordinary Event described in Article 6.2.1 (Event having a relutive or dilutive effect) of the Technical Schedule Equity, if the Agent determines that no adjustment that it could make under article 6.2.1 of the Technical Schedule Equity will preserve the fair value of the Transaction as existing prior to the occurrence of the relevant Extraordinary Event, the Agent will be entitled, upon notice given to the Parties, to terminate the Transaction in accordance with the terms described in Article 8 of the Agreement. Such notice shall specify the applicable Termination Date;

(c)	the Extraordinary Events refer to the event described in Article 6.2.1 of the Technical Schedule Equity, a Tender Offer, Merger Event, Delisting, Nationalisation, Insolvency Event, Insolvency Filing Event, or an Insolvency Proceeding Event;

(d)	Articles 6.2.2 to 6.2.5 of the Technical Schedule Equity shall be deleted and replaced as set out in Exhibit 1 hereto.

7.	Replacement Value

Replacement Value:

Notwithstanding any provision to the contrary in the Agreement, the Replacement Value applicable to this Transaction shall be calculated in accordance with the following formula, in the Termination Currency:

Replacement Value = Replacement Value(1) + Replacement Value(2)

Where :

Replacement Value(1) = Final Price × Number of Shares(1)

Replacement Value(2) = Final Price × FX(T) × Number of Shares(2)

"Final Price" means the open price of the Share on the Exchange as determined by the Agent on the third (3rd) Exchange Business Day preceding the Termination Date.

"FX(T)" means the Spot FX Rate as of the third (3rd) Exchange Business Day preceding the Termination Date.

"Number of Shares(i)" means in respect of a Prepaid Forward(i), the Number of Shares(i) existing immediately prior to the Termination Date.

In the event that any of the Replacement Value(i) is denominated in another Currency than the Termination Currency, for the purposes of the calculation of Replacement Value, Party A will convert such amount into the Termination Currency by using the currency rate that it considers, in good faith, to be appropriate as of the Termination Date.

The Replacement Value shall be due and payable by Party B.

8.	accounts

Bank account of Party A: as set out in Exhibit 1 hereto

Bank account of Party B: as set out in Exhibit 1 hereto.

Please confirm your agreement to the above terms by returning the Confirmation duly signed by your authorized signatories.

Yours faithfully

On 12 November 2025.

BNP Paribas

/s/ Maud Werner
Name: Maud Werner
Title: Authorised signatory

Atlas Investissement

/s/ Anthony Maarek
Name: Anthony Maarek
Title: Directeur Général